Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of December 28, 2018, between 1WS Credit Income Fund, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is a closed-end management investment company that operates as an interval fund and registered under the Investment Company Act of 1940, as amended;

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Fund wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Fund (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Fund hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth, as well as such services set forth in Section 4 (collectively, the “Services”).  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that: (i) the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and (ii) ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)
ALPS shall not be entitled to compensation for Services provided by ALPS under this Agreement.  ALPS may receive compensation or reimbursement of expenses from the Fund’s investment adviser (the “Adviser”) related to its Services hereunder or for additional services as may be agreed upon by ALPS and the Adviser.

(b)
ALPS will bear all expenses in connection with the performance of its Services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, repurchase offer notifications and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).  To the extent applicable, the Fund is responsible for all reasonable out-of-pocket expenses incurred by ALPS in connection with travel expenses to Board meetings.

3.
Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Agreement and Declaration of Trust, By-Laws, advisory and sub-advisory agreements (if any), custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon reasonable request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder, including, but not limited to, each repurchase offer notification filed by the Fund with the SEC. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)
The Fund grants to ALPS the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that the Fund reserves the right to sell Shares directly to investors on applications received and accepted by the Fund.

(c)
Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Fund will be sold at the public offering price.  The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information (the “Prospectus”).  In addition, Shares sold to customers/clients of financial intermediaries may be subject to a front-end sales load to the extent the class of shares sold (“Class”) may be subject to a sales load per the description of such Class in the Prospectus.

(d)
Repurchases of Shares of the Fund will be made at the net asset value per Share in accordance with the Fund’s applicable repurchase offer, then current prospectus and Rule 23c-3 of the 1940 Act.  If a fee in connection with any repurchase offer is in effect, such fee will be paid to the Fund.  The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund.  ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated or the Fund’s compliance with any periodic repurchase offer in accordance with Rule 23c-3 of the 1940 Act and/or related policies adopted by the Fund.

(e)	The Fund, in its discretion, may refuse to accept any order for the purchase of Shares tendered to it.

(f)
The Fund reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Fund if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.  The Fund agrees to promptly notify ALPS in the event that the Fund determines not to issue a repurchase offer in accordance with the specified schedule set forth in the Fund’s then current prospectus.

(g)
In consideration of these rights granted to ALPS, ALPS agrees to use commercially reasonable efforts to distribute the Shares. ALPS shall review and file Fund advertising materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA in accordance with Appendix A and ALPS’ side letter agreement with the Adviser (the “Side Letter Agreement”). ALPS agrees to furnish to the Fund or its Adviser any comments provided by such regulators with respect to such advertising materials. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(h)
ALPS is not authorized by the Fund to give any information or to make any representations regarding the Fund or the Adviser other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports, repurchase offer notifications or other material that may be prepared by or on behalf of the Fund for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate with the consent of the Fund or the Adviser, provided such sales literature complies with applicable laws and regulations.

(i)
The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to any necessary approval of its shareholders). The Fund shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Fund shall furnish to ALPS copies of all information, financial statements, repurchase offer notifications and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Fund.

(j)
The Fund agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate.  The Fund must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(k)
The Fund shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to its appointment and Services hereunder or which are required by the SEC, FINRA or any state securities authority.

(l)
Neither ALPS nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Fund (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA or any state securities authority.

(m)
ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Fund’s transfer agent. Such orders shall be deemed effective at the time and in the manner set forth in the registration statement.

(n)
ALPS shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund in order to enable the Shares to be traded through FundSERV.  ALPS will not be responsible for any operational matters associated with the settlement of Fund transactions through FundSERV or Networking.

(o)
The Fund agrees to issue Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Fund of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement.

(p)
At the request of the Fund or the Adviser, ALPS enters into agreements with financial intermediaries in connection with the sale of Fund shares. ALPS shall require that the financial intermediaries acknowledge that Shares will be offered and sold only as set forth in the Fund’s Prospectus. The form of any selling agreement maintained by ALPS shall be approved by the Fund. ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from such applicable Fund, if subject to a distribution plan or other such plan approved by the Fund’s board of trustees (a “Plan”), and/or the Adviser.

(q)
ALPS shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of payments made by the Fund under a Plan, if any.

5.	Insurance. ALPS will maintain at its expense an errors and omissions insurance policy adequate to cover its distribution activities hereunder relating to the Fund.

6.	Right to Receive Advice.

(a)
Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund (if the Fund consents), the Fund’s investment adviser, or ALPS, at the option of ALPS, but at its own expense).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by ALPS (in each case, a “Disabling Conduct”) in the performance of its duties, obligations, or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents, and employees (for the purposes of this Section 7(b), collectively, “ALPS”), shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) (collectively, “Losses”) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodians, or other service providers;

(ii)
any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Fund and/or the Fund’s investment adviser or other information filed or made public by the Fund (as from time to time amended) including an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of ALPS;

(iii)	any wrongful act of the Fund or any of its employees;

(iv)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(v)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party;

(vi)	any liability of ALPS resulting from a representation, warranty or covenant made by the Fund to ALPS under this Agreement;

(vii)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(viii)
any liability of ALPS resulting from a representation, covenant or warranty that ALPS makes, or any indemnification that ALPS provides, on behalf of the Trust or a Fund in an intermediary agreement relating to a Fund in accordance with Section 4(p), provided there was not a Disabling Conduct of ALPS with regards to its performance of its duties and obligations under such intermediary agreement from which the Losses arose directly or indirectly;

(ix)	loss of data or service interruptions caused by equipment failure, provided ALPS had reasonable safeguards in place; or

(x)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

The Fund’s agreement to indemnify ALPS with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any ALPS indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such ALPS indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to an officer of the Fund.

The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by ALPS, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the ALPS indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any such suit, or in case ALPS does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the ALPS indemnitee(s), the Fund will reimburse the ALPS indemnitee(s) in such suit, for the fees and expenses of any counsel retained by ALPS and them.  This agreement of indemnity will inure exclusively to ALPS’ benefit, to the benefit of each ALPS indemnitee.

(c)
ALPS shall indemnify and hold harmless the Fund, the Adviser and their respective officers, directors, agents, and employees (for the purposes of this Section 7(c), collectively, the “Fund”) from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from:

(i)
any claim that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements or other information filed or made public by the Fund (as from time to time amended) include an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by ALPS in writing except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to ALPS by or on behalf of the Fund;

(ii)	ALPS’ failure to comply with any applicable securities laws or regulations in its provision of Services to the Fund; or

(iii)	willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

ALPS’ agreement to indemnify the Fund with respect to any action is expressly conditioned upon ALPS being notified of such action or claim of loss brought against any Fund indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund indemnitee, unless the failure to give notice does not prejudice ALPS.  Such notification shall be given by letter or by telegram addressed to an officer of ALPS.

ALPS shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if ALPS elects to assume the defense, such defense shall be conducted by counsel chosen by ALPS and approved by the Fund, which approval shall not be unreasonably withheld.  In the event ALPS elects to assume the defense of any such suit and retain such counsel, the Fund indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If ALPS does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by ALPS or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both ALPS and the Fund indemnitee(s), ALPS will reimburse the Fund indemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Fund and them.  This agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund indemnitee.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.
Activities of ALPS.  The Services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.
Accounts and Records.  The accounts and records relating to the Fund maintained by ALPS shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.  ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act, shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Fund and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rules 3110 and 3010.  Electronic storage media maintained by the Fund will comply with Rule 17a-4 of the 1934 Act.

10.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

11.
Compliance with Rules and Regulations.  In performing the Services under this Agreement, ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided hereunder, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)
All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement, and, when executed and delivered, this Agreement will constitute a valid and legally binding obligation of ALPS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d)
It is conducting its business in relation to this Agreement in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business in relation to this Agreement as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(e)
It is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA and it will as promptly as reasonably possible notify the Fund of any regulatory actions taken against it by the SEC or FINRA that could reasonably be expected to have a material effect on ALPS’ ability to perform the Services contemplated hereunder.

(f)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(g)
It has conducted a review of its supervisory controls system and has made available to the Fund the most current report of such review and any updates thereto.  Every time ALPS conducts a review of its supervisory control system it will make available to the Fund for inspection a report of such review and any updates thereto.  ALPS shall immediately notify the Fund of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Fund or the Adviser.

13.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)
It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company that operates as an interval fund.

(b)	It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

(c)
The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement, and, when executed and delivered, this Agreement will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(d)
It is conducting its business in relation to this Agreement in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business in relation to this Agreement as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(e)
The registration statement and each Fund’s prospectus and statement of additional information: (i) have been prepared, and all sales literature and advertisements approved by the Fund and/or the Fund’s investment adviser or other materials prepared by or on behalf of the Fund for ALPS’ use (“Sales Materials”) shall be or have been prepared, in all material respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the SEC (the “Rules and Regulations”) except to the extent of ALPS’ obligation to review such Sales Materials in accordance with Appendix A and the Side Letter Agreement and (ii) contain, and all Sales Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations.

(f)
All statements of fact contained therein, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the registration statement, any Fund’s prospectus or statement of additional information, nor any Sales Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus and statement of additional information in light of the circumstances in which made, not misleading. The Fund shall, from time to time, file such amendment or amendments to the registration statement and each Fund’s prospectus and statement of additional information as, in the light of future developments, shall, in the opinion of the Fund’s counsel, be necessary in order to have the registration statement and each Fund’s prospectus and statement of additional information at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of each Fund’s prospectus or statement of additional information in light of the circumstances in which made, not misleading. The Fund shall not file any amendment to the registration statement or a Fund’s prospectus or statement of additional information without providing ALPS reasonable notice thereof in advance to the extent that the amendment could impact the Services, provided that nothing in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the registration statement or a Fund’s prospectus or statement of additional information as the Fund may deem advisable. Notwithstanding the foregoing, the Fund shall not be deemed to make any representation or warranty as to any information or statement provided by ALPS for inclusion in the registration statement or any Fund’s prospectus or statement of additional information.

14.
Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act and any repurchase offer notification; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

15.
Anti-Money Laundering.  ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) as well as the Bank Secrecy Act and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply the Fund with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time. ALPS shall include specific contractual provisions regarding anti-money laundering compliance obligations in selling agreements entered into by ALPS with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Fund. ALPS will provide, to the Fund, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Fund may then provide to its transfer agent.

16.
Privacy.  In accordance with Regulation S-P, ALPS will not disclose any non-public personal information, as defined in Regulation S-P, received regarding any Fund shareholder; provided, however, that ALPS may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to ALPS.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

17.
Business Interruption Plan.  ALPS shall maintain in effect a reasonably designed business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

18.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (“Effective Date”) and shall continue thereafter throughout the period that ends two (2) years after the Effective Date (the “Initial Term”).

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Fund’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

(c)
This Agreement is terminable on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of the Fund, or by ALPS.

(d)	This Agreement will automatically terminate upon the termination of ALPS’ membership in FINRA or the disqualification of ALPS’ registration with the SEC.

(e)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

19.
Assignment.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  This Agreement shall not be assignable by either party without the other party’s prior written consent, such consent not to be unreasonably withheld.

20.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

21.
Names.  The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

22.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

23.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  Steven B. Price, SVP & Director of Distribution Services
Fax:  (303) 623-7850

To the Fund:

1WS Credit Income Fund
c/o 1WS Capital Advisors, LLC
1290 Avenue of the Americas, 34th Floor
New York, New York 10104
Attn: Kurt A. Locher

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

26.
Third-Party Beneficiaries. For the avoidance of doubt, and without in any way indicating or implying that there are any third-party beneficiaries in any other agreement to which the Fund is a party, no person other than the Fund and ALPS shall be deemed to be a party to this Agreement and, with the exception of the terms described in Sections 7(b) and 7(c), no non-parties shall be entitled to any right or benefit arising under or in respect of this Agreement.

27.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

1WS CREDIT INCOME FUND

By:	/s/ Kurt A. Locher
Name: Kurt A. Locher Title: Chief Executive Officer

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name: Steven B. Price Title: SVP & Director of Distribution Services

APPENDIX A

SERVICES

●	Act as legal underwriter/distributor of the Fund
●	Provide investment company advertising and sales literature review, approval and record maintenance
○	Online submission, review/approval, & real-time status updates through proprietary advertising review portal
○	File required materials with FINRA
○	Provide advertising regulatory and disclosure guidance
●	Prepare, update, execute & maintain financial intermediary agreements
○	Online access provided through proprietary portal
●	Administer intermediary due diligence program
○	Provide ongoing monitoring of financial intermediary relationships
○	Established risk ranking methodology & reporting
●	Perform financial intermediary payments & reporting
●	Support financial intermediary relations
○	Consult and support client’s distribution model & strategy
○	Fulfill key account intermediary initial and ongoing information and due diligence requests